EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of James Monroe Bancorp, Inc. on Form S-8 of our report, dated January 10, 2003, relating to the consolidated balance sheets of James Monroe Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000, included in the Annual Report on Form 10-KSB of James Monroe Bancorp, Inc. for the year ended December 31, 2002.




/s/ Yount, Hyde & Barbour, P.C.
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    Yount, Hyde & Barbour, P.C.



Winchester, Virginia
April 9, 2003